SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 20, 2004 (August 19, 2004)(Date of Report (Date of earliest event reported))

HARKEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10262	95-2841597
(State or other jurisdiction	(Commission	(I.R.S. employer
of incorporation or organization)	File Number)	identification number)

180 State Street, Suite 200

Southlake, Texas 76092

(817) 424-2424

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

On August 19, 2004, Harken Energy Corporation (“Harken”) completed a private placement financing transaction in which Harken issued an aggregate principal amount of $5,245,000 of its 5% Senior Convertible Notes due June 30, 2009 (the “Notes”) in exchange for $5,245,000 in cash. The Notes are convertible into shares of Harken’s common stock, par value $0.01 per share (the “Common Stock”) at an initial conversion price of $0.52 per share. The Notes will bear interest at the rate of 5% per annum and interest is payable semi-annually in arrears on December 31 and June 30, commencing December 31, 2004. Harken has agreed to undertake registration with the Securities and Exchanges Commission (the “Commission”) of the Common Stock underlying the Notes, by filing a registration statement with the Commission by December 31, 2004. The Notes will be convertible into Common Stock at the option of the security holder any time after the effective date of the registration statement. The Notes may be converted in whole or in part, at Harken’s option, after the effective date of the registration statement, if at any time following such effective date, the average market price of Harken’s Common Stock over any 20 consecutive stock exchange business day period equals or exceeds $0.65 per share subject to certain adjustments more fully described in the terms and conditions applicable to the Notes. All of the remaining outstanding principal balance of the Notes becomes due and payable in full on June 30, 2009 in cash or, at Harken’s option, in shares of Harken Common Stock subject to certain conditions more fully described in the terms and conditions applicable to the Notes. Harken will use the proceeds of the financing for general working capital, in the operation of its business and for general corporate purposes.

The full terms and conditions of the financing are set forth in the Subscription Agreement, Private Placement Agreement and 5% Senior Convertible Note Due 2009 each of which is filed as an exhibit with this Current Report and are incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

4.21	Subscription Agreement, dated August 19, 2004
4.22	Private Placement Agreement, dated August 19, 2004
4.23	5% Senior Convertible Note Due 2009, by Harken Energy Corporation payable to the Bank of New York Depository dated August 19, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARKEN ENERGY CORPORATION
(Registrant)

Date: August 20, 2004	By:	/s/ Elmer A. Johnston

Elmer A. Johnston
Vice President, Secretary and
General Counsel

List of Exhibits

Exhibit Number	Description

4.21	Subscription Agreement, dated August 19, 2004
4.22	Private Placement Agreement, dated August 19, 2004
4.23	5% Senior Convertible Note Due 2009, by Harken Energy Corporation payable to the Bank of New York Depository dated August 19, 2004